Exhibit 4.1

Execution Version

NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

Original Issue Date: April 13, 2026

Original Principal Amount: $2,196,532

SENIOR SECURED NOTE DUE APRIL 13, 2027

THIS SENIOR SECURED NOTE is one of a series of duly authorized and validly issued Senior Secured Notes of Xcel Brands, Inc., a Delaware corporation (the “Company”), having its principal place of business at 550 Seventh Avenue, 11th Floor, New York, NY 10018, designated as its Senior Secured Note due on the Maturity Date (defined below) (the “Note” and, collectively with the other notes  issued pursuant to the Purchase Agreement (as defined below), the “Notes”). The Notes have been issued with a 13.5% original issue discount.

FOR VALUE RECEIVED, the Company promises to pay to SMITHLINE FAMILY TRUST II, a New York  trust, or its registered assigns (the “Holder”), the  Original Principal Amount and, if lesser or greater,  the p amount  then outstanding on this Note on April 13, 2027 (the “Maturity Date”) or such earlier date as this Note is required or permitted to be repaid as provided hereunder, and to pay interest to the Holder on the then outstanding principal amount of this Note and any other amounts set forth in the Note in accordance with the provisions hereof.

Section 1. Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Note, (a) capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement, and (b) the following terms shall have the meanings set forth below:

“Bankruptcy Event” means any of the following events: (a) the Company or any Subsidiary Guarantor commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Subsidiary Guarantor, (b) there is commenced against the Company or any Subsidiary Guarantor any such case or proceeding that is not dismissed within 60 days after commencement, (c) the Company or any Subsidiary Guarantor is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) the Company or any Subsidiary Guarantor suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 calendar days after such appointment, (e) the Company or any Subsidiary Guarantor or makes a general assignment for the benefit of creditors, (f) the Company or any Subsidiary Guarantor calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts or (g) the Company or any Subsidiary Guarantor, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 4(c).

“Common Stock” means the shares of common stock of the Company.

“Conversion Date” shall have the meaning set forth in Section 4(a).

“Conversion Price” shall have the meaning set forth in Section 4(b).

“Conversion Schedule” means the Conversion Schedule in the form of Schedule 1 attached hereto.

“Conversion Shares” means, collectively, the shares of common stock of the Company issuable upon conversion of this Note in accordance with the terms hereof.

“Event of Default” shall have the meaning set forth in Section 8(a).

“Fundamental Transaction” means the Company effects any merger or consolidation of the Company with or into another Person.

“Judith Ripka” shall comprise the assets set forth in paragraph 1 of the Letter of Intent, dated March 13, between the Company and Fusion Creations Inc.

“Late Fees” shall have the meaning set forth in Section 2(c).

“Mandatory Default Amount” means 125% of the sum of (i) the then outstanding principal amount of the Note, plus (ii) accrued but unpaid interest thereon through the Maturity Date

“Monthly Redemption” means the redemption of this Note pursuant to Section 6(b) hereof.

“Monthly Redemption Amount” means, as to this Note on each Monthly Redemption, an aggregate principal amount of $100,000, on a proportional basis based on the amount outstanding of this Note to the total amount of the Notes then outstanding, plus accrued but unpaid interest on this Note.

“Monthly Redemption Date” means the thirteenth day of each month, commencing on October 13, 2026 and terminating upon the earlier of (i) the Maturity Date and (ii) the full redemption of this Note.

“Note Register” shall have the meaning set forth in Section 2(b).

“Notice of Conversion” shall have the meaning set forth in Section 4(a).

“Optional Redemption” shall have the meaning set forth in Section 6(a).

“Optional Redemption Amount” means 100% of the principal amount of this Note plus accrued but unpaid interest to the Optional Redemption Date.

“Optional Redemption Date” shall have the meaning set forth in Section 6(a).

“Optional Redemption Notice” shall have the meaning set forth in Section 6(a).

“Optional Redemption Notice Date” shall have the meaning set forth in Section 6(a).

“Optional Redemption Period” shall have the meaning set forth in Section 6(a).

“Original Issue Date” means the date of the Closing.

“Purchase Agreement” means the Securities Purchase Agreement, dated as of April 13, 2026 among the Company, and the Purchasers party thereto, as amended, modified or supplemented from time to time in accordance with its terms.

“Qualified Offering” means an offering of equity or debt securities for gross proceeds to the Company of not less than $7.5 million.

“Registration Statement” means a registration statement covering the resale of the Conversion Shares by each Holder.

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the NYSE MKT LLC, any trading platform maintained by OTC Markets, Inc., including, but not limited to, the OTCQX, OTCQB and Pink Open Markets.

“Transaction Documents” shall have the meaning set forth in the Purchase Agreement.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted for trading as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)); (b) if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the Common Stock is not then quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company.

Section 2.  Interest.

a)Payment of Interest in Cash. The Company shall pay, in cash, interest to the Holder on the outstanding principal amount of this Note at the rate of 12.5% per annum, payable monthly, on the thirteenth day of each calendar month, beginning on May 13, 2026 and on the Maturity Date (each such date, an “Interest Payment Date”) (if any Interest Payment Date is not a Business Day, then the applicable payment shall be due on the next succeeding Business Day).

b)Interest Calculations. Interest, if any, shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods, and shall accrue daily until payment in full of the outstanding principal has been made. Interest hereunder will be paid to the Person in whose name this Note is registered on the records of the Company regarding registration and transfers of this Note (the “Note Register”).

c)Late Fee. In addition to all other amounts required to be paid to Holder hereunder, all overdue accrued and unpaid principal and interest to be paid hereunder shall entail a late fee at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law (the “Late Fees”) which shall accrue daily from the date such principal and interest is due hereunder through and including the date of actual payment in full.

Section 3.  Registration of Transfers and Exchanges.

a)Different Denominations. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be payable for such registration of transfer or exchange.

b)Investment Representations. This Note has been issued subject to certain investment representations of the original Holder set forth in the Purchase Agreement and may be transferred or exchanged only in compliance with the Purchase Agreement and applicable federal and state securities laws and regulations.

c)Reliance on Note Register. Prior to due presentment for transfer to the Company of this Note, the Company and any agent of the Company may treat the Person in whose name this Note is duly registered on the Note Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

Section 4.  Conversion.

a)Conversion Upon Event of Default. Notwithstanding anything to the contrary contained in this Note or in any other Transaction Document, but subject to the conversion limitations set forth in Section 4(c), upon the occurrence of an Event of Default, the Holder shall, in its sole discretion, have the  absolute right to convert this Note, in whole at any one time or in part from time to time.    The Holder shall effect conversions by delivering to the Company a Notice of Conversion, the form of which is attached hereto as Annex A (each, a “Notice of Conversion”), specifying therein the principal amount of this Note to be converted and the date on which such conversion shall be effected (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is deemed delivered hereunder. To effect conversions hereunder, the Holder shall not be required to physically surrender this Note to the Company unless the entire principal amount of this Note, plus all accrued and unpaid interest thereon, has been so converted. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Note in an amount equal to the applicable conversion. The Holder and the Company shall maintain records showing the principal amount(s) converted and the date of such conversion(s). The Company may deliver an objection to any Notice of Conversion within one (1) Business Day of delivery of such Notice of Conversion. In the event of any dispute or discrepancy, the records of the Holder shall be controlling and determinative in the absence of manifest error. The Holder, and any assignee by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Note, the unpaid and unconverted principal amount of this Note may be less than the amount stated on the face hereof.

b)Conversion Price. This Note shall be convertible at the option of the Holder into shares of common stock of the Company at a price (as adjusted hereunder, the “Conversion Price”) (i) initially at a fixed conversion price equal to $1.165 per share and (ii) after May 17, 2026, at a price equal to the lesser of (a) 85% multiplied by the lowest VWAP  of the common stock during the 10-trading day period prior to conversion and (b) $1.165.

c)Conversion Limitations. The Company shall not effect any conversion of this Note, and a Holder shall not have the right to convert any portion of this Note, to the extent that after giving effect to the conversion set forth on the applicable Notice of Conversion, the Holder (together with the Holder’s Affiliates, and any other person or entity acting as a group together with the Holder or any of the Holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted principal amount of this Note beneficially owned by the Holder or any of its Affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, any other Notes) beneficially owned by the Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 4(c), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 4(c) applies, the determination of whether this Note is convertible (in relation to other securities owned by the Holder together with any Affiliates) and of which principal amount of this Note is convertible shall be in the sole discretion of the Holder, and the submission of a Notice of Conversion shall be deemed to be the Holder’s determination of whether this Note may be converted (in relation to other securities owned by the Holder together with any Affiliates) and which principal amount of this Note is convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, the Holder will be deemed to represent to the Company each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 4(c), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (A) the Company’s most recent periodic or annual report, as the case may be; (B) a more recent public announcement by the Company; or (C) a more recent notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of the Holder, the Company shall within two Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of this Note held by the Holder. The Holder, upon not less than 61 days’ prior notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 4(c), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Note held by the Holder and the Beneficial Ownership Limitation provisions of this Section 4(c) shall continue to apply. Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Company. The Beneficial Ownership Limitation provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4(c) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation.  In addition, to the extent that Company shares remain listed on the Nasdaq Capital

Market, the aggregate number of shares of Common Stock issuable to the Holder (including a successor Holder) in connection with the conversion or exchange by the Holder or successor Holder of this Note shall not exceed 786,314 shares ( i.e.,  the product of (i) the pro rata number of shares into which this Note is convertible to the number of shares into which the Notes are convertible and (ii) 19.9% of the total number of shares of Common Stock outstanding or of the voting power of the Common Stock as of the Original Issue Date less the shares issued pursuant to the Purchase Agreement (the “Exchange Maximum”) unless the Company has obtained stockholder approval in compliance with Nasdaq Listing Rule 5635(d) to authorize the issuance of shares of Common Stock in connection with the conversion or exchange of all Notes and thereafter the approval from the Nasdaq Capital Market.

d)Mechanics of Conversion.

i.Conversion Shares Issuable Upon Conversion of Principal Amount. Subject to Section 4(d)(vi) and (vii), the number of Conversion Shares issuable upon a conversion hereunder shall be determined by the quotient obtained by dividing (x) the outstanding principal amount of this Note to be converted by (y) the Conversion Price.

ii.Delivery of Certificate Upon Conversion.   Not later than two (2) Trading Days after any Conversion Date (the “Share Delivery Date”), the Company shall, at its expense, deliver, or cause to be delivered, to the Holder a certificate or certificates representing the Conversion Shares (or a book entry account statement from the Company’s transfer agent representing the Conversion Shares), which, on or after the date on which (x) the resale of such Conversion Shares are covered by and such Conversion Shares may be sold pursuant to an effective Registration Statement or (y) such Conversion Shares may be sold under Rule 144 without limitation or restrictions as to manner of sale, volume, current information or otherwise, shall be free of restrictive legends and trading restrictions representing the number of Conversion Shares being acquired and sold, as the case may be, upon the conversion of this Note. All certificates (or account statements) evidencing a book-entry interest in the Conversion Shares required to be delivered by the Company under this Section 4(c) that do not bear a restrictive legend shall be delivered electronically through DTC or another established clearing corporation performing similar functions, unless the Company or its transfer agent does not have an account with DTC and/or is not participating in the DTC/FAST System, in which case the Company shall issue and deliver to the address as specified in such Notice of Conversion a certificate or certificates, registered in the name of the Holder or its designee, for the number of Conversion Shares to which the Holder shall be entitled. If the Conversion Shares are not being issued following a sale pursuant to an effective Registration Statement or under Rule 144, the Conversion Shares, including certificates (or account statements) evidencing a book-entry interest therein, shall be delivered to the Holder by the Company’s transfer agent and shall bear a restrictive legend in the following form, as appropriate:

“THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A

BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

iii.Failure to Deliver Certificates. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by the applicable Holder by the second Trading Day after the Conversion Date, the Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such certificate or certificates, to rescind such Conversion, in which event the Company shall promptly return to the Holder any original Note delivered to the Company and the Holder shall promptly return to  the Common Stock certificates representing the principal amount of this Note unsuccessfully tendered for conversion to the Company.

iv.Obligation Absolute; Partial Liquidated Damages. If the Company fails for any reason to deliver to the Holder such certificate or certificates pursuant to Section 4(d)(ii) by the second Trading Day after the Conversion Date, the Company shall pay to such Holder, in cash, as liquidated damages and not as a penalty, of $1,000 multiplied by a fraction, the numerator of which is the principal amount of this Note being converted and the denominator of which is the original principal amount of this Note for each Trading Day after such second Trading Day until such certificates are delivered. The Company’s obligations to issue and deliver the Conversion Shares upon conversion of this Note in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Company of any such action the Company may have against the Holder. In the event a Holder of this Note shall elect to convert any or all of the outstanding principal amount hereof, the Company may not refuse conversion based on any claim that the Holder or any one associated or affiliated with the Holder of has been engaged in any violation of law, agreement or for any other reason, unless, an injunction from a court, on notice, restraining and or enjoining conversion of all or part of this Note shall have been sought and obtained and the Company posts a surety bond for the benefit of the Holder in the amount of 150% of the principal amount of this Note outstanding, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of an injunction precluding the same, the Company shall issue Conversion Shares upon a properly noticed conversion. Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section 8 herein for the Company’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Holders from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

v.Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion. In addition to any other rights available to the Holder, if the Company fails for any reason to deliver to the Holder such certificate or certificates by the Share Delivery Date pursuant to Section 4(d)(ii), and if after such Share Delivery Date the Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Conversion Shares which the Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Company shall (A) pay in cash to the Holder (in addition to any other remedies available to or elected by the Holder) the amount by which (x) the Holder’s total purchase price (including any brokerage commissions) for the Common

Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that the Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of the Holder, either reissue (if surrendered) this Note in a principal amount equal to the principal amount of the attempted conversion or deliver to the Holder the number of shares of Common Stock that would have been issued if the Company had timely complied with its delivery requirements under Section 4(d)(ii). For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of this Note with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon conversion of this Note as required pursuant to the terms hereof.

vii.Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of this Note. As to any fraction of a share which Holder would otherwise be entitled to purchase upon such conversion, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

viii.Transfer Taxes. The issuance of certificates for shares of the Common Stock on conversion of this Note shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that, the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of this Note so converted and the Company  shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

ix.Public Information. As long as any Holder holds the Note or Common Stock, if the Company is not required to file reports pursuant to the Exchange Act, it will prepare and furnish to such Holder and make publicly available in accordance with Rule 144(c) such information as is required for such Holder to sell the Note and Common Stock  under Rule 144. The Company further covenants that it will take such further action as any holder of the Note or Common Stock may reasonably request, all to the extent required from time to time to enable such Person to sell such Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

e)Reservation and Listing of Securities. At all times and as long as any Holder owns this Note, the Company shall take all action necessary (and/or reasonably requested by the Holder) to at all times have authorized, and reserved out of its authorized but unissued shares of Common Stock for the purpose of issuance to the Holder upon conversions on the Note, (i) from the date hereof to and including May 14, 2026, no less than two times (2x) the maximum number of Conversion Shares issuable pursuant to the conversion of this Note (based on an assumed Conversion Price of $1.165 per share), which for this purpose only is agreed to be 3,770,870 Conversion Shares and (ii) from and after May 15, 2026, no less than three times (3x) the maximum number of Conversion Shares issuable pursuant to the conversion of this Note (based on an assumed Conversion Price of $1.165 per share), which for this purpose only is agreed to be 5,656,305 Conversion Shares (the “Required Reserved Amount”). If at any time the number of shares of

Common Stock authorized and reserved for issuance is not sufficient to meet the Required Reserved Amount, the Company will use commercially reasonable efforts to promptly take all corporate action necessary to authorize and reserve a sufficient number of shares, including, without limitation, calling a special meeting of stockholders to authorize additional shares to meet the Company’s obligations under this Note and the Transaction Documents, in the case of an insufficient number of authorized shares, obtain stockholder approval of an increase in such authorized number of shares, and voting the management shares of the Company in favor of an increase in the authorized shares of the Company to ensure that the number of authorized shares is sufficient to meet the Required Reserved Amount. The Company shall initially reserve shares of Common Stock on its own books and records (the “Reserve”) for the issuance of Conversion Shares and any other shares of Common Stock required to be issued by the Company to the Holder pursuant to the Transaction Documents, which initial reservation shall be authorized by the written consent of the Company’s Board of Directors. From and after the date hereof through and including the date all of the Company’s and each of its Subsidiaries’ Indebtedness and all other obligations owed to the Holder pursuant to this Note and the other Transaction Documents, is paid and performed in full, confirmation of which must be obtained by in writing from the Holder, the Company shall (a) issue or cause its Transfer Agent to issue the shares received on conversion and all other shares of Common Stock required to be issued to such Holder or its broker only (subject to the immediately following clause (b)) only from the Reserve (provided if the Reserve does not have the requisite number of shares of Common Stock, shares of Common Stock may be issued from other sources), (b) refrain from issuing or causing its Transfer Agent to issue shares of Common Stock to such Holder or its broker under the Notes from sources other than the Reserve, unless such Holder delivers to the Company written pre-approval of such issuance from such source(s) or there is not sufficient shares of Common Stock in the Reserve, and (c) not reduce the Reserve under any circumstances, unless such Holder delivers to the Company written pre-approval of such reduction. The Company shall immediately add shares of Common Stock to the Reserve to ensure that the Required Reserve Amount are in the Reserve at all times. The Company shall increase the amount of shares of Common Stock in the Reserve upon receipt of written notice, which may be in email form, by such Holder (and/or its assigns) in order to ensure that the Reserve contains the Required Reserve Amount and/or at any time the number of shares in the Reserve is less than the Required Reserve Amount. Notwithstanding anything to the contrary provided herein or elsewhere, if at any time the number of shares of Common Stock in the Reserve is less than the Required Reserved Amount, such Holder  may require the Company to send written notice to the Company’s then Transfer Agent to increase the Reserve out of the Company’s authorized but unissued shares of Common Stock in such number of additional shares of Common Stock so the Reserve consists of at least the Required Reserve Amount, provided, that the number of shares of Common Stock in the Reserve shall never be decreased or used for any other purposes other than for issue to the Holder hereof upon each conversion by such Holder of this Note.

Section 5.  Certain Adjustments.

a) Fundamental Transaction. If, at any time while this Note is outstanding, (i) the Company effects a Fundamental Transaction, then, upon any subsequent conversion of this Note, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of 1 share of Common Stock (the “Alternate Consideration”). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one (1) share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of one share of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Note following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new Note consistent with the foregoing provisions and evidencing the Holder’s right to convert such Note into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 5(a) and insuring that this Note (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. For the avoidance of doubt, the terms of this Section 5(a) shall cease to apply in the event that this Note is paid in full pursuant to Section 6(d).

b)Calculations. All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 5, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Company) issued and outstanding.

c)Notice to the Holder.

i.Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 5, the Company shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

Section 6.  Redemption.

a)Optional Redemption at Election of Company. Subject to the provisions of this Section 6(a), at any time after Original Issue Date and prior to the Maturity Date, the Company may, deliver a written notice to the Holder (an “Optional Redemption Notice” and the date such notice is deemed delivered hereunder, the “Optional Redemption Notice Date”) of its irrevocable election to redeem the then outstanding principal amount of this Note for cash in an amount equal to the Optional Redemption Amount on the 10th Business Day following the Optional Redemption Notice Date (such date, the “Optional Redemption Date”, such 10 Business Day period, the “Optional Redemption Period” and such redemption, the “Optional Redemption”). The Optional Redemption Amount is payable in full on the Optional Redemption Date.

b)Monthly Redemption. On each Monthly Redemption Date, the Company shall be required to pay the Monthly Redemption Amount (the “Monthly Redemption”), and upon the payment of each such Monthly Redemption, the then outstanding principal amount under this Note shall be reduced by 100% of the principal amount so repaid. The Monthly Redemption Amount payable on each Monthly Redemption Date shall be paid in cash.

c)Mandatory Prepayment. The Company shall be required to offer to prepay in cash the aggregate principal amount of this Note at 100% of the outstanding principal amount hereof plus any unpaid accrued interest to the prepayment date, (i) on the sale of all of substantially all of the assets of the Company or the Subsidiary Guarantors, (ii) upon a Change of Control, (iii) the occurrence of a Fundamental Transaction or (iv) the occurrence of a Qualified Offering. If the Holder accepts the Company’s offer to prepay this Note upon the occurrence of an event described in the immediately preceding sentence, such payment shall be made on the date such event occurs.  The Company shall use commercially reasonable efforts to provide written notice to the Holder of the any of such events 10 Business Days prior to the occurrence thereof unless prohibited by a related contract or applicable law.  In addition, the Company shall be required to offer to repay in cash the aggregate principal amount of the Notes with 25% of the gross proceeds received by the Company (i) upon the sale of any debt or equity securities of the Company (other than a Qualified Offering which is covered above) and (ii) upon the sale of  or any  brand or license: provided with respect of the sale of Judith Ripka, $300,000 of the proceeds of such sale shall be utilized to repay the principal amount of the Notes on a pro rata basis at 100% of the principal amount thereof.

Section 7.  Negative Covenants. As long as any portion of this Note remains outstanding, unless the Majority Purchasers shall have otherwise given prior written consent, the Company shall not, and shall not permit any Subsidiary Guarantor to, directly or indirectly:

a)other than Permitted Indebtedness, enter into, create, incur, assume, guarantee or suffer to exist any Indebtedness for borrowed money of any kind, including, but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

b)other than Permitted Liens, enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

c)amend its charter documents, including, without limitation, its certificate of incorporation and bylaws, in any manner that materially and adversely affects any rights of the Holder;

d)repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of its Common Stock or Common Stock Equivalents of the Company or its Subsidiaries other than (i) repurchases of Common Stock or Common Stock Equivalents of departing employees, officers and directors of the Company, provided that such repurchases shall not exceed an aggregate of $75,000 for all officers and directors during the term of this Note and (ii) the payment of tax obligations of employees of the Company in an amount not to exceed $50,000 for all employees during the term of this Note in connection with the vesting of employee Common Stock or the exercise of stock options held by such employee;

e)repay, repurchase or offer to repay, repurchase or otherwise acquire, or make any principal, interest or amortization payment on any Indebtedness, other than (i) the Notes and (ii) payments permitted by the Intercreditor Agreement;

f)pay cash dividends or distributions on any equity securities of the Company or the Subsidiary Guarantors, provides that the Subsidiary Guarantors shall be permitted to pay such dividends or distributions to their respective parents;

g)enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate, unless such transaction is approved by a majority of disinterested directors of the Company (even if less than a quorum otherwise required for board approval) and on fair and reasonable terms no less favorable to the Company than could reasonably be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate;

h)consummate any merger, consolidation, liquidation, wind up or dissolve itself;

i)dispose of any property (including, without limitation, an interest in any of its Intellectual Property), except in the ordinary course of business consistent with past practice; provided, that in the case of a disposition of an interest in any of its Intellectual Property, the net proceeds received by the Company or such Subsidiary Guarantor on such disposition shall be utilized upon receipt to repay all or a portion of the Notes at 100% of the principal amount thereof plus accrued interest thereon to the date of such repayment;

j)make any loan or advance other than (i) loans or advances to direct and indirect Subsidiaries;

k)enter into any Agreement (other than the Transaction Documents) restricting the ability of a Subsidiary Guarantor to make a dividend or distribution to the parent of such Subsidiary Guarantor ;

l)enter into any line of business other than the business on the date hereof; or

m)enter into any agreement with respect to any of the foregoing, unless simultaneously upon the consummation of the transactions contemplated by such agreement the Company shall prepay the Notes and all accrued interest thereon.

Section 8.  Events of Default.

a)“Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i.any default in the payment of (A) the principal amount (including the principal portion of any Monthly Redemption Amount) of any Note or (B) interest, liquidated damages and other amounts owing to a Holder on any Note, as and when the same shall become due and payable (whether on Maturity Date or by acceleration or otherwise) which default, solely in the case of an interest payment or other payment under clause (B) above, is not cured within 5 days;

ii.the Company, any Subsidiary Guarantor shall fail to observe or perform any other covenant or agreement contained in the Notes which failure is not cured, if possible to cure, within 20 days after the earlier to occur of notice of such failure sent by the Holder or by any other Holder to the Company the Company has become or should have become aware of such failure;

iii.a default or event of default (subject to any grace or cure period provided in the applicable agreement, document or instrument) shall occur and continue under (A) any of the Transaction Documents, or (B) any other material agreement, lease, document or instrument to which the Company or any Subsidiary Guarantor is obligated (and not covered by clause (vi) below);

iv.any representation or warranty made the Company or any Subsidiary Guarantor in this Note, any other Transaction Documents, any written statement pursuant hereto or thereto or any other report, financial statement or certificate made or delivered to the Holder or any other Holder shall be untrue or incorrect in any material respect as of the date when made or deemed made;

v.the Company or any Subsidiary Guarantor shall be subject to a Bankruptcy Event;

vi.the Company or any Subsidiary Guarantor shall default on any of its obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement that involves an obligation greater than $75,000, whether such indebtedness now exists or shall hereafter be created;

vii.the Common Stock shall not be eligible for listing or quotation for trading on Nasdaq Capital Market or any Trading Market and shall not be eligible to resume listing or quotation for trading thereon within 5 days;

viii.any monetary judgment, writ or similar final process shall be entered or filed against the Company, any subsidiary, or any of their respective property or other assets for more than $75,000, and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of 45 calendar days; and

ix.the Collateral Agent’s first priority security interest in any of the Company’s or a Subsidiary Guarantor’s Intellectual Property shall cease to be effective.

b)Remedies Upon Event of Default. If any Event of Default occurs, the Holder may elect to declare the outstanding principal amount of this Note, plus accrued but unpaid interest, to become, immediately due and payable in cash at the Mandatory Default Amount. Commencing 5 days after the occurrence of any Event of Default that results in the acceleration of this Note, the interest rate on the outstanding principal amount of this Note shall accrue at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted under applicable law. In lieu of receiving cash at the Mandatory Default Amount, the Holder at its option shall be entitled from time to time convert all of a portion of the Note (subject to the Exchange Maximum) at the conversion price set forth in Section 4(b) subject to the Exchange Maximum. Upon the occurrence of any Event of Default, unless such Event of Default is waived by the Holder, after written notice from the Holder, the Company shall use commercially reasonable efforts to (i) prepare and file, within fifteen (15) Business Days of such notice, a Schedule 14C or Schedule 14A, as applicable, in form and substance reasonably satisfactory to the Holder, to obtain shareholder approval for the issuance of the Conversion Shares pursuant to the terms of this Note in compliance with applicable Nasdaq rules, including Nasdaq Listing Rule 5635(d) and (ii) obtain agreements from the Company’s executive officers and directors to  vote in favor of  the issuance of the Conversion Shares pursuant to the terms of this Note in compliance with applicable Nasdaq rules, including Nasdaq Listing Rule 5635(d).   Upon the payment in full of the Mandatory Default Amount, the Holder shall promptly surrender this Note to or as directed by the Company. In connection with such acceleration described herein, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the Note until such time, if any, as the Holder receives full payment pursuant to this Section 8(b). No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

Section 9.  Miscellaneous.

a)Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder, including, without limitation, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Company at the address set forth above to the attention of the Chief Executive Officer, or such facsimile or electronic mail number or address as the Company may specify for such purpose by notice to the Holder delivered in accordance with this Section 9(a). Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile or electronic mail, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or electronic mail number or address of the Holder appearing on the books of the Company,. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile or electronic mail at the facsimile number or email address, as applicable, specified in this Section 9(a) prior to 5:30 p.m. (New York City time), (ii) the date immediately following the date of transmission, if such notice or communication is delivered via facsimile or electronic mail at such facsimile number or email address, as applicable, between 5:30 p.m. (New York City time) and 11:59 p.m. (New York City time) on any date,

(iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service or (iv) upon actual receipt by the party to whom such notice is required to be given.

b)Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, liquidated damages and accrued interest, as applicable, on this Note at the time, place, and rate, and in the coin or currency, herein prescribed. The Notes are direct debt obligations of the Company.

c)Lost or Mutilated Note. If Note is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new Note, but only upon receipt of evidence reasonably satisfactory to the Company of such mutilation, loss, theft or destruction and customary and reasonable indemnity from the Holder. The Holder shall pay any reasonable costs and expenses incurred by the Company in connection with the foregoing.

d)Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof. The Company and, by its acceptance of this Note, the Holder, agree that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Note (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the State of Delaware. The parties agree that there is a substantial relationship between the State of Delaware and this transaction, as the Company and the Subsidiary Guarantors are organized under the laws of Delaware. The parties further agree that the application of Delaware law is a material inducement for the Purchasers to enter into this Agreement. To the fullest extent permitted by law, the Company and each Subsidiary Guarantor hereby waive any defense to the enforcement of the Transaction Documents based upon the public policy of any other jurisdiction, including but not limited to the State of New York. The Company and, by its acceptance of this Note, the Holder, hereby irrevocably submit to the exclusive jurisdiction of such state and federal courts, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of this Note), and hereby irrevocably waive, and agree not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or inconvenient venue for such proceeding. Each party acknowledges that its New York presence or residence shall not be a basis for asserting that a Delaware court is an improper or inconvenient venue.  The Company and, by its acceptance of this Note, the Holder, hereby irrevocably waive personal service of process and consent to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. The Company and, by its acceptance of this Note, the Holder, hereby waive all rights to a trial by jury. If the Holder shall commence an action or proceeding to enforce any provisions of this Note, then it shall be reimbursed by the Company for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

e)Waiver; Amendment. Any waiver by the Company or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Company  or the Holder to insist upon strict adherence to, any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this

Note. Any waiver by the Company, or the Holder must be in writing.  The right of the Holder to convert this Note to Common Stock in accordance with Section 4 upon the occurrence of an Event of Default  shall not be waived, amended, or modified without the prior written consent of the Holder.  Other than with respect to Section 4, any waiver or amendment of any provision of this Note shall be in a written instrument signed, in the case of amendments, by the Company and the Majority Purchasers or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought.

f)Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Company covenants that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture, and the Company hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

g)Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

h)Headings. The headings contained herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

i)Assumption. Any successor to the Company or any surviving entity in a Fundamental Transaction shall (i) assume all of the obligations of the Company under this Note and the other Transaction Documents pursuant to written agreements in form and substance reasonably satisfactory to the Holder and (ii) issue to the Holder a new Note of such successor entity evidenced by a written instrument substantially similar in form and substance to this Note, including, without limitation, having a principal amount and interest rate equal to the principal amount of this Note then outstanding and the interest rate of this Note and having similar ranking to this Note. The provisions of this Section 7(i) shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations of this Note.

j)Senior Secured Obligation. The Company, the Subsidiary Guarantors, the Purchasers and the Collateral Agent are parties to that certain Security Agreement, dated as of the date hereof, pursuant to which the Company and the Subsidiary Guarantors pledged to the Collateral Agent the Security interest in their respective Collateral for the benefit of the Purchasers.  Such Security Interest is intended to be senior to all liens and security interests granted by the Company and the Subsidiary Guarantors subject to Permitted Liens.

k)Power to Confess Judgment.  THE COMPANY HEREBY EMPOWERS ANY ATTORNEY OF ANY COURT OF RECORD, AFTER THE OCCURRENCE OF ANY EVENT OF DEFAULT HEREUNDER, TO APPEAR FOR THE COMPANY AND, WITH OR WITHOUT COMPLAINT FILED, CONFESS JUDGMENT, OR A SERIES OF JUDGMENTS, AGAINST THE COMPANY IN FAVOR OF HOLDER OR ANY OTHER HOLDER HEREOF FOR THE ENTIRE PRINCIPAL BALANCE OF THIS NOTE, ALL ACCRUED INTEREST AND ALL OTHER AMOUNTS DUE HEREUNDER, TOGETHER WITH COSTS OF SUIT AND AN ATTORNEY’S COMMISSION OF TWENTY PERCENT (20%) OF SUCH PRINCIPAL AND INTEREST AS A REASONABLE ATTORNEY’S FEE, AND FOR DOING

SO THIS NOTE OR A COPY VERIFIED BY AFFIDAVIT SHALL BE A SUFFICIENT WARRANT.  THE COMPANY HEREBY FOREVER WAIVES AND RELEASES ALL ERRORS IN SAID PROCEEDINGS AND ALL RIGHTS OF APPEAL AND ALL RELIEF FROM ANY AND ALL APPRAISEMENT, STAY OR EXEMPTION LAWS OF ANY STATE NOW IN FORCE OR HEREAFTER ENACTED.  INTEREST ON ANY SUCH JUDGMENT SHALL ACCRUE AT THE RATE SET FORTH IN SECTION 2(a) ABOVE.  NO SINGLE EXERCISE OF THE FOREGOING POWER TO CONFESS JUDGMENT, OR A SERIES OF JUDGMENTS, SHALL BE DEEMED TO EXHAUST THE POWER, WHETHER OR NOT ANY SUCH EXERCISE SHALL BE HELD BY ANY COURT TO BE INVALID, VOIDABLE, OR VOID, BUT THE POWER SHALL CONTINUE UNDIMINISHED AND IT MAY BE EXERCISED FROM TIME TO TIME AS OFTEN AS HOLDER SHALL ELECT UNTIL SUCH TIME AS THE HOLDER SHALL HAVE RECEIVED PAYMENT IN FULL OF THE NOTE, INTEREST AND COSTS.

*********************

(Signature Pages Follow)

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

Xcel Brands, Inc.

By:	/s/ Robert W. D’Loren
Name:	Robert W. D’Loren
Title:	Chief Executive Officer